Exhibit 10.3

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EXCLUSIVE LICENSE AGREEMENT

PREAMBLE

This Agreement is made and entered into, effective as of November 11, 2013 (“Effective Date”), by and between: Washington University, a corporation established by special act of the Missouri General Assembly approved February 22, 1853 and acts amendatory thereto, having its principal offices at One Brookings Drive, St. Louis, Missouri 63130 (hereinafter referred to as “WU”); and SAGE Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware having its principal offices at 215 First Street, 2nd Floor, Cambridge, MA 02142 (hereinafter referred to as “Licensee”) and the following correspondence addresses;

Attn: Legal 215 First Street, 2nd Floor Cambridge, MA 02142 Email: jeff@sagcrx.com	Attn: Accounting 215 First Street, 2nd Floor Cambridge, MA 02142 Email: ap@sagerx.com	Attn: Technical 215 First Street, 2nd Floor Cambridge, MA 02142 Email: Al@sagerx.com

License Issue Fee: Licensee shall pay a sum of fifty thousand dollars ($50,000), within fifteen (15) days after the Effective Date. Such License Issue Fee shall be non-refundable and shall not be credited against any other payments that may be due hereunder.

License Maintenance Fee: Licensee agrees to pay a sum of […***…] dollars ($[…***…]) by the first anniversary of the Effective Date and by each subsequent anniversary thereafter, until and including the year in which the first Phase II clinical study for a Licensed Product is initiated. All License Maintenance Fees shall be non-refundable and shall not be credited against any other payments that may be due hereunder.

Financial Milestone Payments: Licensee agrees to pay WU milestone payments in the amounts set forth below for milestones achieved by Licensee, its Affiliates or Sublicensees, within thirty (30) days after the date on which the applicable milestone event is met; provided, that each milestone payment shall be payable not more than once with respect to each Licensed Product.

Payment (U.S. Dollars)	Milestone Event for Each Licensed Product
a. $[…***…]	[…***…]
b. $[…***…]	[…***…]
c. $[…***…]	[…***…]
d. $[…***…]	[…***…]
e. $[…***…]	[…***…]

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Non-Financial Diligence Milestones:

Milestone Event	Timeline
a. […***…]	within […***…] years after the Effective Date
b. […***…]	within […***…] years after the Effective Date
c. […***…]	within […***…] years after the Effective Date
d. […***…]	within […***…] years after the Effective Date
e. […***…]	within […***…] years after the Effective Date

Each of the Non-Financial Diligence Milestones above needs to be achieved only once during the Term.

Milestone Extensions: Licensee may elect to extend each of the non-financial diligence milestones indicated above only once by an extension period of […***…] months by making a […***…] dollar ($[…***…]) payment (the “Milestone Extension Fee”) for each such […***…] month extension provided that Licensee may exercise no more than three separate extensions (i.e., non-financial diligence milestone (e) above may not be extended beyond 14 years after the Effective Date as a result of Licensee’s exercise of such extension right). If a specific milestone is extended, then the subsequent milestones are extended automatically by […***…] months without requiring an additional payment. In addition, the non-financial diligence milestones indicated above shall each extend by a period of […***…] months to reflect any delay in the achievement of the applicable milestone attributable to External Factors.

Royalty Rate by Licensee or Sublicensee:

a. […***…]	[…***…] % of Net Sales for Licensed Products covered under Patent Rights, provided, however, that the Patent Royalty Rate shall be […***…]% of Net Sales for any Special Licensed Product, as set forth in Section 5.3.

b. […***…]	[…***…]% of Net Sales for Licensed Products covered under Technical Information and/or embodying Tangible Research Property, but not covered under Patent Rights, as set forth in Section 5.3.

Sublicensing Revenue: […***…]% of Sublicensing Revenue amounts actually received by Licensee from Sublicensees hereunder at any time during the first three years after the Effective Date, after which it will be […***…]% if received at any time during the next two years after the Effective Date, after which it will be […***…]% if received at any time during the next five years after the Effective Date, and […***…]% if received thereafter during the Term.

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a. […***…]	[…***…]%
b. […***…]	[…***…]%
c. […***…]	[…***…]%
d. […***…]	[…***…]%

Equity: Licensee shall issue […***…] common shares (as per capitalization table, refer to Exhibit D) to WU within […***…] days after the Effective Date pursuant to an equity issuance agreement executed concurrently with this Agreement.

Licensee is solely responsible for all past, present and future patent expenses for Patent Rights incurred by WU during the Term, as set forth in Section 9.2. Licensee shall pay past patent expenses no later than […***…] days from the Effective Date of the Agreement.

Field: Therapeutic, diagnostic, prophylactic indications in humans and animals,

Territory: Worldwide, except as set forth in Section 1.32.

Term: The term of this Agreement shall commence on the Effective Date and continue on a Licensed Product-by-Licensed Product and country-by-country basis until the later of: (a) the last day that at least one Valid Claim exists that covers such Licensed Product in such country; or (b) the tenth anniversary of the day of the First Commercial Sale of such Licensed Product in such country.

RECITALS

A. WU possesses certain Patent Rights (as defined below), Technical Information (as defined below), and Tangible Research Property (as defined below).

B. Licensee has developed a plan to develop, manufacture, promote, import, sell and/or market products based on the Patent Rights, the Technical Information, and/or the Tangible Research Property, which plan is attached hereto as Exhibit A (the “Development Plan”).

C. Licensee desires to obtain from WU certain licenses to the Tangible Research Property, Technical Information, and Patent Rights and WU desires to grant such licenses to Licensee.

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TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

As used in this Agreement, the following terms have the meaning ascribed to them below:

1.1 “Agreement” is defined in the Preamble above.

1.2 “Affiliate” means an entity that controls or is controlled by or is under common control with a party to this Agreement. For purposes of this definition, “control” means the direct or indirect ownership of more than 50% of the outstanding voting securities of a corporation, the direct or indirect ownership by a person or entity of more than 50% of the outstanding voting shares of another entity, the right to receive more than 50% of the earnings of a person, corporation or other entity, or the right to control the business decisions of a person, corporation or other entity.

1.3 “Calendar Half” means each six-month period of a calendar year, or portion thereof, beginning on January 1 or July 1.

1.4 “Claims” is defined in Section 11.1 below.

1.5 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended with respect to a specified objective, those reasonable, diligent, good faith efforts to accomplish such objective as a similarly situated biotechnology company would normally use to accomplish a similar objective.

1.6 “Confidential Information” is defined in Section 7.1 below.

1.7 “Development Plan” is defined in Recital C above.

1.8 “Effective Date” is defined in the Preamble above.

1.9 “Election Notice” is defined in Section 9.3 below.

1.10 “External Factor” means the occurrence of one or more of the following with respect to a Licensed Product; provided that such occurrence was not caused by any negligence, misconduct, violation of applicable laws, or failure to act by Licensee: (a) any change imposed by a regulatory agency which is new or unanticipated and requires Licensee’s compliance; (b) the primary endpoint in any clinical study is not achieved; (c) adverse changes occur in applicable laws relating to the development or marketing of the Licensed Product; or (d) an event of force majeure occurs as set forth in Section 15.12.

1.11 “Fees” is defined in Section 11.1 below.

1.12 “Field” is defined in the Preamble above.

1.13 “First Commercial Sale” means the earliest date on which Licensee, its Affiliates or Sublicensees transfers a Licensed Product for compensation (including equivalent cash value for trades or other non-cash payments).

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1.14 “License Issue Fee” is defined in the Preamble above.

1.15 “Licensed Product” means any product made, made for, used, sold, offered for sale, or imported by Licensee and/or any of its Affiliates and/or Sublicensees that : (a) in the absence of this Agreement would infringe at least one pending or issued Valid Claim (if such pending Valid Claim were issued in its then current form); (b) uses a process covered by a pending or an issued Valid Claim (if such pending Valid Claim were issued in its then current form); (c) embodies, or was made using a method or process that used, in whole or in part, or was otherwise derived from, Technical Information and/or Tangible Research Property that, when used by Licensee, its Affiliates and/or Sublicensees, was not publicly available for use by Third Parties; and/or (d) in the absence of this Agreement, would infringe at least one pending or issued Valid Claim (if such pending Valid Claim were issued in its then current form) of a Special Patent Right, regardless of whether Licensee is determined to have certain ownership rights in such Special Patent Right pursuant to Section 9.5. For the avoidance of doubt, for the purpose of this Section 1.15(d), the term “infringe” will assume that WU is the sole owner of such Special Patent Right, even if Licensee is determined to have certain ownership rights in such Special Patent Right pursuant to Section 9.5.

1.16 “Licensee” is defined in the Preamble above.

1.17 “Licensee Indemnitee” is defined in Section 11.1 below.

1.18 “Losses” is defined in Section 11.1 below.

1.19 “Milestone Extension Fee” is defined in the Preamble above.

1.20 “Net Sales” means the gross value, compensation, and payments, whether in cash or in kind, received by Licensee, its Affiliates or Sublicensees for Sales of Licensed Products, less all Permissible Deductions.

1.21 “Patent Rights” means, subject to Section 9.3 below, (a) the patents and patent applications listed in Exhibit B, (b) any other patents or patent applications owned by WU that are filed on invention disclosures which are made as of the Effective Date and listed in Exhibit B, and (c) all foreign counterparts, continuations, continuations-in-part (excluding any claim to new subject matter therein not included in clause (a) or (b)), divisions, patents, extensions, reexaminations and reissues of any of the foregoing that trace their earliest priority filing date to any of the items set forth in clauses (a) or (b).

1.22 “Permissible Deductions” means, and shall be limited to, any (a) trade, quantity and cash discounts on Licensed Products actually provided to Third Parties in connection with arm’s-length transactions, (b) credits, allowances or refunds, not to exceed the original invoice amount, for actual claims, damaged goods, rejections or returns of Licensed Products, (c) excise, sale, use, or custom duties, value added or other taxes, other than income taxes, paid by Licensee, its Affiliates or Sublicensees due to the Sale of Licensed Products, (d) government mandated rebates, including but not limited to Medicaid rebates paid by Licensee, its Affiliates or Sublicensees to Medicaid authorities, and (e) a lump sum deduction not to exceed one and a half percent (1.5%) of Net Sales in lieu of any other deductions from gross Sales receipts that are not accounted for in clauses (a) through (d) of this paragraph.

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1.23 “Sale” means any transaction in which a Licensed Product is exchanged or transferred for any value, payment or compensation of any type or kind. A Sale of a Licensed Product will be deemed to have been made when such Licensed Product is paid for and the purchase price is collected by Licensee or its Affiliate or Sublicensee. Notwithstanding the foregoing, Sales of any kind shall not include and shall expressly exclude transfers by Licensee: (a) to a Sublicensee or Affiliate for distribution or their own internal testing of samples of any Licensed Product; provided that such testing is not conducted for or on behalf of any end user; and further provided that Licensee receives no payment for such Licensed Product in excess of the fully burdened (i.e., direct and indirect) costs of producing and transporting such materials; and (b) for its and its Affiliates’ and Sublicensees’ own non-commercial laboratory research and development purposes, manufacturing, marketing/promotional purposes, beta testing and/or clinical testing, provided that the foregoing is not performed for or on behalf of any end user and further provided that Licensee receives no payment for such Licensed Product in excess of the fully burdened (i.e., direct and indirect) costs of producing and transporting such materials and/or providing such Licensed Product.

1.24 “Special Licensed Product” means a Licensed Product that (a) contains the molecule identified on Exhibit E and (b) is covered by one or more Valid Claim(s) of the Special Patent Rights in the country of Sale or country of manufacture. For clarity, any Licensed Product that does not contain the molecule identified on Exhibit E shall not be deemed a Special Licensed Product, even if such Licensed Product is covered by a Valid Claim of the Special Patent Rights in the country of Sale or country of manufacture.

1.25 “Special Patent Rights” means the Patent Right […***…] identified as such on Exhibit B, and all foreign counterparts, continuations, continuations-in-part (excluding any claim to new subject matter therein unless included in clauses (a) or (b) of Section 1.21), divisions, patents, extensions, reexaminations and reissues of such Patent Right that trace their earliest priority filing date to such Patent Right.

1.26 “Sublicensee” means a Third Party that has received a sublicense under the license rights granted to Licensee in Article 2 of this Agreement (the written agreement containing such sublicense, a “Sublicense”). This term includes any sublicensee of a Sublicensee as permitted pursuant to Section 2.9.1.

1.27 “Sublicensing Revenue” means all value, payment or compensation of any type or kind, other than earned royalties on Net Sales, received by Licensee from or through its Sublicensees to the extent such amounts are allocable to the licensing, cross-licensing or other authorized use of any license or right granted herein by WU and granted by Licensee to the applicable Sublicensee. Sublicensing Revenue shall include, without limitation, all fees, milestone payments, cash equivalents, equities, securities, equipment, property, rights or anything else of value received by Licensee as sublicensing consideration from or for the benefit of any Sublicensee, but shall exclude any amount received from any Sublicensee as (a) support of Licensee’s or its Affiliates’ research, development or clinical programs mandated under the Sublicense and directly relating to the Licensed Products as evidenced by detailed research and budget proposals provided to WU prior to Licensee’s receipt of such funding, or (b) the portion of the purchase price for Licensee’s and/or its Affiliates’ debt or equity securities that reflects the then current market price of such securities or, if such securities are not publicly traded, the then

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current market value of such securities. For clarity, payment of milestone payments is in addition to the payment of Sublicensing Revenue and WU shall have the right to audit Licensee with respect to any such sublicensing transaction in accordance with Section 6.4. In the event that Licensee intends to enter into an agreement to sublicense the rights (regardless of whether WU’s rights and Licensee’s rights are licensed under the same or separate agreements) granted herein by WU along with other intellectual property that is not owned by WU, Licensee shall promptly deliver to WU a written report setting forth the proportion of any consideration payable to Licensee under such agreement that shall be allocable to the rights granted by WU under this Agreement. If WU disagrees with the apportionment made by Licensee in such report, WU shall so notify Licensee within […***…] days after receipt of Licensee’s report and the parties shall meet to discuss and resolve such disagreement in good faith. If no amicable settlement is reached within […***…] days from the start of such discussions, the matter shall be finally settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, the arbitration shall take place in St. Louis, Missouri, and the arbitral decision may be enforced in any court.

1.28 “Tangible Research Property” means, subject to Section 9.3 below, any and all tangible research tools and other tangible personal property that WU may provide to Licensee and that Licensee may accept. Licensee, its Affiliates and Sublicensees shall have no restrictions or obligations with respect to any item of Tangible Research Property from and after the date on which it became publicly available for use by Third Parties, provided that it did not become publicly available through Licensee’s breach of its obligations under Sections 2.7 and 7 below.

1.29 “Technical Information” means, subject to Section 9.3 below, all ideas, trade secrets, research and development information, unpatented inventions, know-how, data, methods, procedures, processes and technical data and information (but excluding Tangible Research Property) owned by WU and disclosed in writing as per Section 7.1 to Licensee by WU, resulting from research performed by or under the direction of Dr. Douglas F. Covey relating to neuroactive steroids and/or steroids that modulate GABA(A) receptors, in each instance that contribute to the practice of the inventions in the Patent Rights. Technical Information excludes claims to inventions included in Patent Rights but, for clarity, may include other information disclosed but not claimed in patent applications. Licensee, its Affiliates and Sublicensees shall have no restrictions or obligations with respect to any item of Technical Information from and after the date on which it became publicly available for use by Third Parties, provided that it did not become publicly available through Licensee’s breach of its obligations under Section 7 below.

1.30 “Term” is defined in the Preamble above.

1.31 “Termination Fee” is defined in Section 13.2 below.

1.32 “Territory” is worldwide, except that it shall exclude those countries to which export of technology or goods is prohibited at the applicable time by applicable U.S. export control laws or regulations.

1.33 “Third Party” means any person or entity other than WU, Licensee, or any of their respective Affiliates.

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1.34 “Valid Claim” means a claim (a) of a pending patent application within the Patent Rights that has been pending for no longer than seven (7) years after its earliest priority date, or (b) of an issued and unexpired patent within the Patent Rights that has not been (i) held invalid or unenforceable by a court or other governmental agency of competent jurisdiction in a decision or order that is not subject to appeal, (ii) canceled, or (iii) abandoned in accordance with, or as permitted by, the terms of this Agreement or by mutual written agreement of WU and Licensee.

1.35 “WU” is defined in the Preamble above.

1.36 “WU Indemnitee” is defined in Section 11.1 below.

2. License Grants and Restrictions.

2.1 Patent Rights. Subject to the terms and conditions of this Agreement, WU hereby grants to Licensee, and Licensee hereby accepts, a non-transferable (except pursuant to Section 15.6), exclusive (subject to Section 2.4 below) and royalty-bearing license under the Patent Rights, for the Term, to make, have made, sell, offer for sale, use, and import Licensed Products, solely in the Territory and in the Field. For the avoidance of doubt, Licensee acknowledges and agrees that no license is granted or implied under the Patent Rights outside the Field or the Territory.

2.2 Technical Information. Subject to the terms and conditions of this Agreement, WU hereby grants to Licensee, and Licensee hereby accepts, a non-transferable (except pursuant to Section 15.6), nonexclusive and royalty-bearing license for the Term to use the Technical Information solely for the purpose of making, having made, selling, offering for sale, using, and importing Licensed Products, solely in the Territory and in the Field. For the avoidance of doubt, Licensee acknowledges and agrees that no license is granted or implied under the Technical Information outside the Field or the Territory.

2.3 Tangible Research Property. Subject to the terms and conditions of this Agreement, WU hereby grants to Licensee, and Licensee hereby accepts, a non-transferable (except pursuant to Section 15.6), nonexclusive and royalty-bearing license, for the Term, to use the Tangible Research Property solely for the purpose of making, having made, selling, offering for sale, using, and importing Licensed Products, solely in the Territory and in the Field. For the avoidance of doubt, Licensee acknowledges and agrees that no license is granted or implied to use the Tangible Research Property for any other purpose.

2.4 Limitations on Patent Rights License. WU retains its right to use the Patent Rights to make, have made, use, and import Licensed Products in the Territory and in the Field for research and educational purposes including collaboration with other nonprofit entities, which shall expressly exclude any commercial purposes.

2.5 Clarifications. For the avoidance of doubt, the license “to have made” granted in Section 2.1 above means that the Licensee, its Affiliates and Sublicensees may contract with one or more Third Parties to make Licensed Products for Licensee, its Affiliates and Sublicensees for Sale or offer for Sale by Licensee, its Affiliates and Sublicensees within the scope of their sales operations or for research and development purposes. In any such event, Licensee, its Affiliates

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and Sublicensees shall require all such Third Parties to be bound to a written confidentiality agreement that contains non-use and nondisclosure obligations that are at least as restrictive as those that are contained in Article 7 below before any WU Confidential Information is disclosed to such Third Parties.

2.6 Government Rights. In accordance with Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. §§ 200-212, the United States government retains certain rights to inventions arising from federally supported research or development. Under these laws and implementing regulations, the government may impose requirements on such inventions. Licensed Products embodying inventions subject to these laws and regulations sold in the United States must be substantially manufactured in the United States. The license rights granted in this Agreement arc expressly made subject to these laws and regulations as amended from time to time. Licensee shall be required to abide by all such laws and regulations.

2.7 Reservation of Rights and Restrictions. Nothing in this Agreement provides Licensee with any ownership rights of any kind in the Patent Rights, the Technical Information and/or any intellectual property rights in the Tangible Research Property. All ownership rights in the Patent Rights (other than any Special Patent Rights that may be jointly owned by Licensee), the Technical Information and intellectual property rights in the Tangible Research Property shall remain the sole and exclusive property of WU. The risk of loss of all Tangible Research Property shall pass to Licensee upon delivery. For the avoidance of doubt, Licensee’s rights in any Tangible Research Property extend only to the specific Tangible Research Property delivered by WU to Licensee. Accordingly, Licensee shall have no right to any tangible research property retained by WU, including, without limitation, any original tangible research property that may be retained by WU and on which the Tangible Research Property delivered to Licensee may be based. No license or right is granted by WU, by implication or otherwise, to any patent other than the Patent Rights. Other than the licenses expressly granted in Sections 2.1, 2.2 and 2.3 above, all of WU’s rights in and to the Patent Rights, the Tangible Research Property and any Technical Information are hereby reserved by WU. Licensee agrees not to practice or use the Patent Rights, the Tangible Research Property and/or the Technical Information or do any act in respect thereof outside the scope of the licenses expressly granted above, including, without limitation, providing any Tangible Research Property to any Third Party other than a Sublicensee. Licensee further agrees that it will not do any act or thing which would in any way contest WU’s ownership in, or otherwise derogate from the ownership by WU, of any rights in the Patent Rights, the Tangible Research Property and/or Technical Information. In furtherance of the foregoing but without limiting the generality thereof, Licensee agrees not to register or attempt to register in the Territory or elsewhere any rights in the Patent Rights, the Tangible Research Property and/or Technical Information or to assist any Third Party to do so. Notwithstanding anything to the contrary in the foregoing, (a) Licensee shall have the right, subject to payment of royalties as set forth in Section 5.3(a)(ii), to prepare, file and prosecute any patent application and maintain any patent claiming inventions derived solely by or on behalf of Licensee from Technical Information and/or Tangible Research Property, and, as between Licensee and WU, Licensee shall be the sole owner of any such patent application or patent, and (b) the limitations on Licensee set forth in this Section 2.7, and Sections 8.2, 13.3(a), 13.5(a)-(d) and last sentence of Section 13.5 with respect to Patent Rights shall not apply to any Special Patent Right determined to be jointly owned by WU and Licensee.

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2.8 Markings. Licensee shall ensure that appropriate markings, such as “Patent Pending” or the Patent Rights patent numbers or application serial numbers, appear, to the extent required by each country’s patent laws, on all Licensed Products (or their packaging, as appropriate) sold by or on behalf of Licensee.

2.9 Sublicensing.

2.9.1 General. Subject to the further provisions of this Section 2.9, Licensee may grant sublicenses of the licenses granted to Licensee in Sections 2.1, 2.2 and 2.3 above to Affiliates, or to Third Parties by entering into a written agreement with any such Third Party. Each Sublicensee may grant a further sublicense under the sublicense granted by Licensee; provided, however, that no such further Sublicensee shall have the right to grant any further sublicense.

2.9.2 Requirements of each Sublicense Agreement. Licensee agrees that it will require all Sublicensees to comply with the terms and conditions set forth in this Agreement and applicable to Licensee. In furtherance of the foregoing but without limiting the generality thereof, each Sublicense shall, for the express benefit of WU, bind the Sublicensee to terms and conditions no less favorable to WU than those between WU and Licensee contained in this Agreement. To the extent that any term, condition, or limitation of any Sublicense is inconsistent with the terms, conditions and limitations contained in this Agreement, such term, condition, and/or limitation shall be null and void against WU, Without in any way narrowing or limiting the scope of the foregoing provisions of this Section 2.9.2, all Sublicenses shall contain the terms and conditions set forth in Exhibit C hereto. Within thirty (30) days after the effective date of any Sublicense, Licensee shall provide WU a complete copy of the Sublicense including, without limitation, any and all exhibits and/or attachments thereto; provided, that Licensee may redact any non-financial terms not reasonably relevant to obligations owed to WU hereunder provided that there is no dispute between the parties. If the Sublicense is written in a language other than English, the copy of the Sublicense shall be accompanied by a complete translation written in English. Upon delivery of such translation to WU, Licensee shall be deemed to represent and warrant to WU that such translation is a true and accurate translation of the Sublicense.

2.9.3 Survival of Sublicenses. At Licensee’s written request, any Sublicense granted by Licensee under this Agreement will remain in effect in the event that this Agreement is terminated prior to expiration. Any such Sublicensee will automatically become a direct licensee of WU under the rights originally sublicensed to it by Licensee provided the Sublicensee did not cause the termination of this Agreement and the Sublicensee agrees to comply with the terms of this Agreement and to fulfill all the responsibilities of Licensee hereunder. Each such Sublicensee shall be an intended third party beneficiary of this Section 2.9.3. In the event that this Agreement is terminated, all amounts subsequently due to Licensee with respect to any such Sublicense granted under the licenses granted under this Agreement shall become paid directly to WU following the date of termination.

2.9.4 Primary Liability. Licensee will be primarily liable to WU for all of Licensee’s obligations contained in this Agreement. Any act, error or omission of a Sublicensee that would be a breach of this Agreement if imputed to Licensee, will be deemed to be a breach of this Agreement by Licensee if Licensee has neither cured such breach nor terminated the applicable Sublicense within sixty (60) days after Licensee’s receipt of such notice.

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3. Development Plan.

3.1 Development Plan. Licensee represents and warrants as of the Effective Date that (a) the Development Plan (refer Exhibit A) contains Licensee’s good faith, bona fide plans for developing Licensed Products for commercialization, and (b) Licensee has or plans to obtain the knowledge, expertise, experience and resources to fully carry out such plans.

3.2 Progress Reports. Licensee will deliver to WU written reports on Licensee’s progress against the Development Plan no later than January 31 and July 31 of the first two calendar years following the calendar year in which the Effective Date falls, and no later than January 31 of each calendar year thereafter. Each such report will summarize Licensee’s progress against the Development Plan in reasonable detail including, without limitation, the progress achieved and any problems encountered in the development, prototyping, evaluation, testing, manufacture, Sale, and/or marketing of, as applicable, each Licensed Product. Upon reasonable request by WU from time-to-time, Licensee will meet with WU to consult with WU about Licensee’s then-current progress against the Development Plan.

3.3 Changes to Development Plan. Licensee may not amend, change or otherwise modify the Development Plan without providing a written update thereof to WU. WU will be provided a reasonable opportunity to review and comment on any such amendment or modification of the Development Plan, and Licensee shall give due consideration to all comments provided by WU.

4. Diligence.

4.1 Licensee agrees to, throughout the Term, use Commercially Reasonable Efforts, itself or through its Affiliates, Sublicensees or contractors, to develop Licensed Products, and to manufacture, promote and sell Licensed Products throughout the Territory and in the Field, which efforts may be satisfied with respect to development (but not commercialization) through achievement of the financial and non-financial milestones set forth in the Preamble after any applicable adjustment.

4.2 Should WU conclude in its reasonable judgment that Licensee fails to meet the diligence requirements set out in Section 4.1 above, WU may notify Licensee of its conclusions and the basis therefor. The parties shall then undertake to resolve WU’s concerns through good faith negotiations for a period of 90 days. Should such negotiations fail to result in a plan reasonably acceptable to WU for achieving a level of diligence consistent with its obligations under Section 4.1 above, then WU may require Licensee to pay the Milestone Extension Fee set forth in the Preamble (if the alleged diligence failure relates to a milestone set forth in the Preamble) and, if Licensee fails to do so, or if the alleged diligence failure does not relate to a milestone set forth in the Preamble, WU may exercise its right to terminate this Agreement as provided in Article 13 below.

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5. Fees, Payments and Royalties.

5.1 License Issue Fee. Licensee agrees to pay the License Issue Fee to WU as set forth in the Preamble.

5.2 License Maintenance Fee. Licensee agrees to pay the License Maintenance Fee to WU as set forth in the Preamble.

5.3 Royalties.

(a) Subject to Section 5.3(b) below, Licensee agrees to pay WU an earned royalty equal to (i) the […***…]% Patent Royalty Rate of Net Sales (including, for clarity, Net Sales by Sublicensees) of Licensed Products if there is a Valid Claim of the Patent Rights covering the Licensed Product in the country of Sale or country of manufacture; provided, however, that the earned royalty shall be equal to the […***…]% Patent Royalty Rate of Net Sales (including, for clarity, Net Sales by Sublicensees) of Special Licensed Product, or (ii) the […***…]% Non-Patent Royalty Rate of Net Sales (including, for clarity, Net Sales by Sublicensees) of Licensed Products if there is no Valid Claim of the Patent Rights covering the Licensed Product in the country of Sale or country of manufacture. Such earned royalties shall be paid by Licensee within […***…] days after the end of each Calendar Half in which the Sale of the Licensed Products to which such earned royalties occurs.

(b) If rights under any intellectual property owned by any Third Party are needed to practice, use, make, sell, offer to sell or import any Licensed Product, then royalties payable to WU with respect to such Licensed Product under Section 5.3(a)(1) may be reduced by Licensee dollar for dollar in an amount up to […***…] percent ([…***…]%) of any royalty payable by Licensee to any such Third Party for such right. However, in no event shall any such royalty be reduced below […***…]% (as a result of any such deductions) if the original royalty under Section 5.3(a)(i) is […***…]%, or below […***…]% if the original royalty under Section 5.3(a)(i) is […***…]%. The royalty reductions in this Section 5.3(b) shall only be applicable for Third Party licenses needed to provide freedom to operate under the Patent Rights and do not apply to other licenses or permissions that Licensee may obtain to develop, produce or market a finished Licensed Product, including Third Party formulation technology.

5.4 Milestone Payments. Licensee agrees to pay WU milestone payments in the amounts set forth in the Preamble, within […***…] days after the date that the applicable milestone is achieved.

5.5 Clarifications. For the avoidance of doubt, no multiple royalty will be required to be paid on a single unit of Licensed Product or because a Licensed Product or its manufacture, use, Sale or importation is covered by more than one Valid Claim. However, WU will be entitled to the highest applicable royalty rate. No royalty shall be payable on Sales of any Licensed Product unless such Licensed Product is either covered by a Valid Claim in the country of Sale or country of manufacture, or embodies, or was made using a method or process included in, Technical Information and/or Tangible Research Property that, when used by Licensee or Sublicensee, as applicable, was not generally available for use by Third Parties. In order to ensure that WU obtains the full amount of royalty payments contemplated in this Agreement, if

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any Licensed Product is sold or transferred internally within Licensee, its Affiliates or any Sublicensee or other Third Party with whom Licensee or any of its Affiliates has any agreement or arrangement regarding consideration (including but not limited to an option to purchase stock, stock ownership, division of profits, or special rebates or allowances), the amount of the Sale shall be deemed to be the greater of (a) the price at which the Licensed Product is resold to the end user or (b) the fair market value of the Licensed Product.

5.6 Sublicensing Revenue Obligations. Licensee shall pay to WU the applicable percentage of Sublicensing Revenue identified in the Preamble above within […***…] days after the end of the Calendar Half in which Licensee receives the Sublicensing Revenue.

6. Place and Method of Payment; Reports and Records; Audit; Interest.

6.1 Method of Payment. All dollar ($) amounts referred to in this Agreement are expressed in United States dollars. All payments to WU shall be made in United States dollars by check or electronic transfer payable to “Washington University.” Any Sales revenues for Licensed Products in currency other than United States dollars shall be converted to United States dollars at the conversion rate for the foreign currency as published in the Eastern edition of The Wall Street Journal as of the last business day in the United States of the applicable Calendar Half.

6.2 Place of Payment. Checks shall reference WU Contract Number […***…] and shall be sent to:

Accounting Department

Office of Technology Management

Washington University in St. Louis

660 South Euclid Avenue, CB 8013

St. Louis, MO 63110

All payments shall include the WU Contract Number to ensure accurate crediting to Licensee’s account. Electronic transfers shall be made to a bank account designated in writing by WU.

6.3 Reports. Within forty-five (45) days after the end of each Calendar Half in which a Licensed Product is Sold, Licensee shall deliver to WU, a written report setting forth the calculation of all amounts due to Licensee under Sections 5.3 and 5.6 above for such Calendar Half. For Licensed Products, each such report shall show, at a minimum, (a) the number of Licensed Products Sold and amount of Sales by country during such Calendar Half, (b) the gross receipts for Sales of Licensed Products dining such Calendar Half including total amounts invoiced and received, (c) any Permissible Deductions giving totals by each type for such Calendar Half, (d) Net Sales of Licensed Products by country for such Calendar Half, and (e) royalties, fees and payments due to WU for such Calendar Half, giving totals for each category.

6.4 Books and Records. Licensee shall maintain complete and accurate books of account and records that would enable an independent auditor to verify the amounts paid as royalties, fees and payments under this Agreement. The books and records must be maintained for six (6) years following the Calendar Half after submission of the reports required by this

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

Agreement. Upon reasonable notice by WU, Licensee must give WU (or auditors or inspectors appointed by and representing WU) access to all books and records relating to Sales of Licensed Products by Licensee to conduct, at WU’s expense, an audit or review of those books and records. This access must be available at least once every twelve (12) months, during regular business hours, during the Term and for three (3) years following the termination or expiration of this Agreement. If any such audit or review determines that Licensee has underpaid royalties by 5% or more for any Calendar Half, Licensee shall (a) reimburse WU for the costs and expenses of the accountants and auditors in connection with the review and audit, and (b) immediately pay WU the amount of such underpayment along with interest on the past due amount as provided in Section 6.5 below.

6.5 Interest and Collection. Any amounts not paid by Licensee to WU when due shall accrue interest, from the date […***…] days after the balance is due, at an annual interest rate of […***…]% above the prime rate published in the Eastern edition of The Wall Street Journal during the period of arrearage (or the maximum allowed by law, if less than the amount specified herein). In addition, Licensee will reimburse WU for all reasonable costs and expenses incurred (including reasonable attorneys’ fees) in collecting any overdue amounts.

6.6 Foreign Taxes. Payments shall be paid to WU free and clear of all foreign taxes. If laws, rules or regulations require withholding of income taxes or other rates imposed upon payments set forth in this Agreement, Licensee shall make such withholding payments as required without subtracting such withholding payments from such payments to WU. Licensee shall submit appropriate proof of payment of the withholding rates to WU within a reasonable period of time. Licensee shall use efforts consistent with its usual business practices to minimize the extent of any withholding taxes imposed under the provisions of the current or any future double taxation treaties or agreement between foreign countries, and the parties shall cooperate with each other with respect thereto, with the appropriate party under the circumstances providing the documentation required under such treaty or agreement to claim benefits thereunder. Any refund, rebate or abatement of any tax in respect of which a withholding payment under this Section 6.6 has been made by Licensee shall be solely for the account of Licensee.

7. Confidentiality.

7.1 Definition of Confidential Information. The parties acknowledge that, prior to and during the Term, the parties may disclose to one another scientific, technical, trade secret, business, or other information which is treated by the disclosing party as confidential or proprietary, including but not limited to unpublished Patent Rights patent applications, Technical Information, Tangible Research Property, Development Plans, progress reports, and royalty reports (all such information is hereinafter referred to collectively as “Confidential Information”). Both parties agree that in order to ensure that each party understands which information is deemed to be confidential, all Confidential Information will be in written form and clearly marked as “Confidential,” and if the Confidential Information is initially disclosed in oral or some other non-written form, it will be confirmed and summarized in writing and clearly marked as “Confidential” within thirty (30) days after disclosure. The receiving party shall hold the disclosing party’s Confidential Information in confidence and shall treat such information in the same manner as it treats its own confidential information but not less than with a reasonable

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

degree of care. In recognition that WU is a non-commercial, academic institution, Licensee agrees to limit to the extent possible the delivery of Licensee Confidential Information to WU. Each party retains the right to refuse to accept any Confidential Information from the other party which it does not consider to be essential to this Agreement or which it believes to be improperly designated, for any reason, but such refusal shall not eliminate the obligation of the individual making such a determination from treating such information as confidential hereunder where such information has been read by such individual. The Confidential Information provided to the receiving party will remain the property of the disclosing party, and will be disclosed only to those persons necessary for the performance of this Agreement.

7.2 Exclusions. Confidential Information does not include information that (a) was known to the receiving party prior to receipt from the disclosing party as evidenced by the receiving party’s records; (b) is or becomes publicly available through no act by or on behalf of the receiving party; (c) is lawfully received by the receiving party from a Third Party without any restrictions, and/or (d) comprises identical subject matter to that which had been originally and independently developed by the receiving party personnel without knowledge or use of any Confidential Information as evidenced by the receiving party’s records.

7.3 General Obligations. Subject to Section 2.5 above and to Sections 7.5 and 7.6 below, the receiving party agrees that during the Term and forever thereafter it will (a) refrain from disclosing any of the other party’s Confidential Information to Third Parties, (b) disclose the other party’s Confidential Information to only those employees of the receiving party necessary for the receiving party to use the Confidential Information in accordance with this Agreement and who are subject to restrictions on use and disclosure at least as restrictive as those set forth in this Agreement, (c) keep confidential the other party’s Confidential Information, and (d) except for use in accordance with the rights and licenses which are expressly granted in this Agreement, refrain from using the other party’s Confidential Information,

7.4 No License. By disclosing the Confidential Information to the other party, the disclosing party does not grant any express or implied rights to the other party under any patents, copyrights, trademarks, or trade secrets other than the licenses expressly granted herein. Each party reserves, without prejudice, the ability to protect its rights under any such patents, copyrights, trademarks, or trade secrets.

7.5 Judicial Procedures. The receiving party may, to the extent necessary, disclose the disclosing party’s Confidential Information in accordance with a judicial or other governmental rule, regulation or order; provided that the receiving party either (a) gives the disclosing party reasonable notice prior to such disclosure to allow the disclosing party a reasonable opportunity to seek a protective order or equivalent, or (b) obtains written assurance from the applicable judicial or governmental entity that it will afford such Confidential Information the highest level of protection afforded under applicable law or regulation.

7.6 Permitted Disclosures. Licensee may, to the extent necessary, use and disclose the WU Confidential Information (a) to secure governmental approval to clinically test or market a Licensed Product, (b) if applicable, to secure patent protection for an invention within the Patent Rights or pursuant to Section 2.7, or (c) to actual or potential Sublicensees or contractors

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performing development and/or commercialization services with respect to Licensed Products, provided such potential Sublicensees or contractors first agree in writing to be bound by terms that are at least as restrictive as the terms set forth in this Agreement. Licensee will, in any such event, take all reasonably available steps to maintain the confidentiality of the disclosed Confidential Information and to guard against any further disclosure.

8. Representations and Warranties.

8.1 Authority. Each of WU and Licensee represents and warrants to the other of them that (a) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such party in accordance with its terms, (b) no authorization or approval from any Third Party is required in connection with such party’s execution, delivery, or performance of this Agreement, and (c) the execution, delivery, and performance of this Agreement does not violate the laws of any jurisdiction or the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound.

8.2 Compliance with Laws. Licensee represents and warrants that it will (a) use the Patent Rights, Tangible Research Property and Technical Information only to exploit the license rights granted in Sections 2.1, 2.2 and 2.3 in accordance with the provisions of this Agreement and with such laws, rules, regulations, government permissions and standards as may be applicable thereto in the Territory and in the Field, and (b) otherwise comply with all laws, rules, regulations, government permissions and standards as may be applicable to Licensee in the Territory with respect to the performance by Licensee of its obligations hereunder.

8.3 Reports. Licensee warrants that all reports provided by Licensee hereunder are true and correct and are certified true and correct by Licensee upon delivery to WU.

8.4 Additional Warranties of Licensee. Licensee represents and warrants that (a) it has obtained the insurance coverage required by Article 12 below, and (b) there is, to the best of its knowledge, no pending litigation and no threatened claims against it that could impair its ability or capacity to perform and fulfill its duties and obligations under this Agreement.

8.5 Additional Warranties of WU. WU represents and warrants that (a) it has in place an intellectual property policy that provides for its ownership (subject to any rights retained by the U.S. government by operation of law) of the Patent Rights, Technical Information and Tangible Research Property; (b) as of the Effective Date, it has received no notice of any Third Party claims challenging WU’s ownership or control, and to the best of its knowledge, it is the sole owner, of the Patent Rights, Technical Information and Tangible Research Property, and has the authority to grant the licenses set forth herein; (c) it has obtained assignments from all WU inventors named in patent applications within the Patent Rights assigning to WU all their right, title and interest in and to the Patent Rights and to the best of WU’s knowledge, no person or entity has infringed the Patent Rights or misappropriated the Technical Information and/or Tangible Research Property; and (d) it has not granted or conveyed to any other person or entity any right or option to the Patent Rights that would conflict with the rights granted to Licensee hereunder.

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

9. Application, Prosecution and Maintenance of Patent Rights.

9.1 Patent Applications.

9.1.1 Patent Rights. WU has the first right to control the preparation, filing, prosecution, issue and maintenance of Patent Rights patents and applications. Subject to compliance by Licensee of the terms and conditions of this Agreement (including, without limitation, Section 9.2 below), WU will (a) prosecute and maintain the applications and patents within the Patent Rights and (b) prepare, file and prosecute additional applications within the Patent Rights as Licensee may reasonably request, in WU’s name and, if applicable, Licensee’s name, at Licensee’s sole cost and expense. WU will select qualified outside patent counsel and corresponding foreign associates reasonably acceptable to Licensee to prepare, file, prosecute and maintain U.S. patents/applications and foreign counterparts within the Patent Rights. WU will consult with Licensee regarding the prosecution of Patent Rights patent applications, including, without limitation, providing Licensee a reasonable opportunity to review and comment on proposed submissions to any patent office before the submission is filed, and giving due consideration to all comments provided by Licensee. WU will keep Licensee reasonably informed of the status of Patent Rights patents and applications by timely giving Licensee copies of significant communications relating to such Patent Rights that are received from any patent office or outside patent counsel of record or foreign associate. Should WU decide to abandon any Patent Rights patents and applications, WU shall notify Licensee of such intent at least thirty (30) days prior to any deadline at which such abandonment becomes irrevocable and Licensee may, at its own expense, prosecute and maintain said patent application. Should Licensee assume such prosecution and maintenance, WU agrees to reasonably cooperate with Licensee at Licensee’s request to whatever extent is reasonably necessary, to procure patent protection for Patent Rights, including fully agreeing to execute any and all documents to provide Licensee the full benefit of the licenses granted herein.

9.2 Costs and Expenses. Subject to Section 9.3 below, Licensee agrees to reimburse WU for all reasonable costs and expenses incurred by WU in connection with the preparation, filing, prosecution, issue and/or maintenance of patents and applications within the Patent Rights both prior to the Effective Date and at any time thereafter during the Term. Licensee agrees to pay WU the amount of any such reimbursement within forty-five (45) days after receipt by Licensee of documentation for any such costs and expenses, which WU may provide to Licensee from time-to-time.

9.3 Failure to Reimburse. Licensee may elect not to reimburse WU for amounts due under Section 9.2 in respect to one or more Patent Rights patent and/or applications only by giving WU notice of such election at least ninety (90) days before the date on which the applicable cost or expense is to be incurred by WU (each an “Election Notice”). For purposes of this Section 9.3, a cost or expense shall be deemed to be incurred by WU on the earlier of (a) the date WU actually pays the cost or expense, or (b) the date WU becomes obligated to pay the cost or expense (which, for example, shall be the date WU engages a third party to perform the service which gives rise to a commitment to pay any such cost or expense). Any such Election Notice shall specify the Patent Rights patents and/or applications to which such Election Notice relates (“Excluded Patent Rights”). In the event any Election Notice is given by Licensee, (x) the term “Patent Rights” shall be modified to exclude such Excluded Patent Rights, (y) the

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term “Technical Information” shall be modified to exclude any research and development information, unpatented inventions, know-how, data, methods, and technical data and information that relate solely to the Excluded Patent Rights (“Excluded Technical Information”), and (z) the term “Tangible Research Property” shall be modified to exclude any and all tangible research tools and other tangible personal property that WU may have provided to Licensee that relate solely to the Excluded Patent Rights (“Excluded Tangible Research Property”), in each instance as of the date the Election Notice is given. Accordingly, and for the avoidance of doubt, as of the date the Election Notice is given, the license to the Excluded Patent Rights, Excluded Technical Information and the Excluded Tangible Research Property granted to Licensee under Sections 2.1, 2.2 and 2.3 above shall terminate, and WU shall be free, without any further obligation to Licensee whatsoever, to abandon the applications or patents subject to the Election Notice, or to continue prosecution or maintenance, for WU’s sole use and benefit, including a license to unrelated Third Parties, at WU’s option and sole cost and expense. Licensee agrees to deliver to WU, along with any Election Notice, all Excluded Technical Information and Excluded Tangible Research Property to which such Election Notice relates. For the avoidance of doubt, WU will not refund any amounts paid under Section 9.2 to WU prior to WU’s receipt of an Election Notice.

9.4 Community of Interest. The parties desire to avail themselves to the maximum extent possible of all applicable legal privileges. The parties intend that information regarding the preparation, filing, prosecution and maintenance of the applications and patents within the Patent Rights (“Shared Information”) that would otherwise be subject to one or more legal privileges or protections is and shall be subject to those same privileges and protections despite the fact that it has been developed by or exchanged between or among them and/or their joint or independent counsel. The parties further intend that Shared Information is and shall be subject to the joint defense doctrine and common interest/community of interest doctrine. The parties acknowledge that the legal privileges and protections pertaining to Shared Information are held jointly by both parties, and that no individual party is authorized to waive any such privilege or protection. Further, this Agreement shall not affect the ethical, fiduciary or other obligations inherent in those attorney-client relationships other than to extend the cloak of confidentiality and privilege to the Shared Information as provided herein. Each party agrees that Shared Information obtained from the other party or developed jointly shall be used only for the preparation and prosecution of the Patent Rights and for no other purpose. Each party agrees to keep Shared Information confidential in accordance with Article 7.

9.5 Inventorship Determination. WU’s and Licensee’s legal counsel will determine whether Licensee is an inventor of the invention claimed in the Special Patent Right application. Such determination will commence upon the Effective Date and last no longer than thirty (30) days. Such inventorship determination shall have no bearing on the royalty rate to be paid with respect to the Special Licensed Product and the royalty rate will be […***…]% pursuant to Section 5.3(a)(i).

10. Infringement, Enforcement, and Defense.

10.1 Notice of Infringement. Throughout the Term, each of WU and Licensee agree to give the other prompt notice of (a) any known or suspected infringement of the Patent Rights or unauthorized use or disclosure of the Technical Information and/or Tangible Research Property in the Territory, and (b) any claim that a Licensed Product infringes the intellectual property rights of a Third Party.

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

10.2 Patent Rights.

10.2.1 Enforcement. Licensee, at its sole expense, will have the initial right to attempt to stop promptly any infringement of the Patent Rights in the Territory. Licensee may initiate and prosecute actions in its own name or, if required by law, in WU’s name against Third Parties for infringement of the Patent Rights in the Territory through outside counsel of Licensee’s choice who are reasonably acceptable to WU. Licensee shall consult with WU prior to and in conjunction with all significant issues, shall keep WU informed of all proceedings, and shall provide copies to WU of all pleadings, legal analyses, and other papers related to such actions. WU will provide reasonable assistance to Licensee, at Licensee’s cost, in prosecuting, resolving and/or settling any such actions, including but not limited to joining as a party if necessary or desirable. If Licensee fails or declines to take any action under this Section 10.2.1 within a reasonable time after learning of the infringement of the Patent Rights, WU shall have the right (but not the obligation) to take appropriate actions including, without limitation, filing a lawsuit, at WU’s cost. Licensee will provide reasonable assistance to WU, at WU’s cost, in prosecuting, resolving and/or settling any such actions.

10.2.2 Restrictions on Settlement. Notwithstanding anything in this Agreement to the contrary, neither party may, without the advanced written consent of the other party, not to be unreasonably withheld, conditioned or delayed, settle, compromise, or otherwise enter into any form of settlement (or other similar agreement) regarding any claim of action brought under Section 10.2.1 above that either (a) admits liability on the part of the other party, (b) otherwise negatively affects the rights of the other party or imposes any liability, restrictions or obligation upon the other party, (c) requires any financial payment by the other party, (d) concedes or otherwise portions the Territory, and/or (e) grants rights or concessions to a Third Party to the Patent Rights or any Licensed Products.

10.2.3 Proceeds. If Licensee obtains any value, payment or compensation of any type or kind as a result of any claim brought pursuant to Section 10.2.1 above, Licensee shall pay to WU a percentage of any such proceeds (after recouping reasonable and necessary attorney’s fees and expenses incurred in connection with such claim) equal to the applicable Patent Royalty Rate.

10.3 Technical Information. WU shall have the exclusive right (but not the obligation) to institute legal action against any Third Party arising out of such Third Party’s actual or threatened misappropriation of the Technical Information, and WU shall retain any and all proceeds from any such actions. Licensee shall have no right to make any demands or claims, bring suit, effect any settlements or take any other action with respect to any such misappropriation without the prior written consent of WU.

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11. Indemnification.

11.1 Notwithstanding anything else in this Agreement, Licensee agrees to indemnify, reimburse and hold harmless WU, WU personnel, WU’s Affiliates, and each of their respective trustees, faculty, staff, employees, students, directors, officers, agents, successors and assigns (altogether the “WU Indemnitees”) from, for and against any and all judgments, settlements, losses, expenses, damages and/or liabilities (the “Losses”) and any and all court costs, reasonable attorneys’ fees, and expert witness fees and expenses (“Fees”) that a WU Indemnitee may incur from any and all allegations, claims, suits, actions or proceedings brought by a Third Party (the “Claims”) to the extent arising out of, relating to, or incidental to Licensee’s breach of this Agreement or its use, commercialization, or other exploitation of Patent Rights, Technical Information or Tangible Research Property, whether by or through Licensee, Licensee’s Affiliates, Sublicensees, or contractors, and including all Claims for infringement, injury to business, personal injury and product liability, but excluding Losses to the extent they are adjudicated by a Court of competent jurisdiction to be caused by the gross negligence or willful misconduct of a WU Indemnitee. WU agrees to indemnify, reimburse and hold harmless Licensee, Licensee personnel, Licensee’s Affiliates, Sublicensees, and its and their staff, employees, directors, officers, agents, successors and assigns (together the “Licensee Indemnitees”) from, for and against any and all Losses and Fees that a Licensee Indemnitee may incur from any and all Claims to the extent arising out of, relating to, or incidental to (a) WU’s activities pursuant to this Agreement, including, without limitation, WU’s use, storage or handling of Licensee property at WU, or (b) WU’s breach of this Agreement or (c) use, commercialization, or other exploitation, of Technical Information or Tangible Research Property, whether by WU or any of its licensees, except Licensee, or (d) use of its retained rights in Patent Rights, whether by WU or any of its licensees, and including all Claims for infringement, injury to business, personal injury and product liability.

11.2 Obligations set forth in this Article 11 shall survive termination of this Agreement, shall continue even after assignment of rights and responsibilities, and shall not be limited by any provision of this Agreement outside this section. A party seeking indemnification under this Agreement shall: (a) give the indemnifying party prompt written notice of the Claim; (b) cooperate with the indemnifying party, at the indemnifying party’s expense, in connection with the defense and settlement of the Claim; and (c) not settle or compromise the Claim without the written consent of the indemnifying party, which shall not be unreasonably withheld, conditioned or delayed. An indemnifying party may satisfy its duty to indemnify for Fees by accepting an irrevocable duty to defend the Claim on behalf of the WU Indemnitees or Licensee Indemnitees, as applicable, without a reservation of rights, at which time the indemnifying party shall be entitled to conduct and direct the defense of the applicable indemnitees against such Claim using attorneys of its own selection; for all other Claims, the applicable indemnitee shall be entitled to conduct and direct its own defense and that of other indemnitees using attorneys of its own selection with Fees subject to the indemnifying party’s ongoing obligation to indemnify for Fees.

12. Insurance.

Throughout the Term and for a period of […***…] years thereafter, Licensee shall obtain and maintain comprehensive general liability insurance in the following minimum annual limits: $[…***…] per occurrence and $[…***…] in the aggregate; and

From the date at least one day prior to the first clinical study of a Licensed Product throughout the Term and for a period of […***…] years thereafter, Licensee shall obtain and maintain comprehensive product liability insurance in the following minimum annual limits: $[…***…] per occurrence and $[…***…] in the aggregate.

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Each of the above insurance policies shall be with carrier(s) having at least A.M. Best ratings/class sizes of A/VII and shall name WU as an additional insured. Licensee will provide WU with a certificate of insurance within thirty (30) days after the Effective Date and annually thereafter. The certificates must provide that Licensee’s insurer will notify WU in writing at least thirty (30) days prior to cancellation or material change in coverage. The specified minimum insurance coverage and limits do not constitute a limitation on Licensee’s liability or obligation to indemnify or defend under this Agreement.

13. Term and Termination.

13.1 Term. The Term is defined in the Preamble and is subject to earlier termination as provided herein.

13.2 Termination By Licensee. Licensee may terminate this Agreement without cause by giving at least ninety (90) days’ notice thereof to WU. Licensee shall pay WU all amounts due and owing to WU under this Agreement as of the date of termination, including the above mentioned ninety (90) day notice period, within ten (10) days after receipt of an invoice from WU for such amounts, as a termination fee (“Termination Fee”).

13.3 Termination by WU. WU may terminate this Agreement by giving notice thereof to Licensee upon the occurrence of any one or more of the following events (in which event this Agreement shall terminate on the date such notice is given): (a) Licensee exercises any rights with respect to the Patent Rights, Tangible Research Property, and/or the Technical Information outside the scope of the licenses granted to Licensee in Article 2 above and does not cease such exercise within thirty (30) days after the day that WU gives Licensee notice demanding that such exercise cease, and/or (b) (i) a bankruptcy proceeding is filed by Licensee or a bankruptcy proceeding is filed against Licensee and is not dismissed within sixty (60) days, or (ii) Licensee suffers the appointment of a receiver, receiver and manager, or administrative receiver of the whole or any substantial portion of its assets or business, or (iii) a resolution is passed for its dissolution (other than for the purpose of amalgamation or reconstruction).

13.4 Breach and Failure to Cure. WU may terminate this Agreement by giving notice thereof to Licensee in the event Licensee commits a material breach of any provision of this Agreement and fails to cure such breach within sixty (60) days after the day that WU gives Licensee notice of such breach. Such termination shall be effective on the date such notice of termination is given. Licensee may terminate this Agreement by giving notice thereof to WU in the event WU commits a material breach of any provision of this Agreement and fails to cure such breach within sixty (60) days after the day that Licensee gives notice to WU of such breach, and such termination shall be effective on the date such notice of termination is given.

13.5 Duties Upon Expiration or Earlier Termination. For the avoidance of doubt, on the date of expiration or earlier termination of this Agreement, all license rights granted to Licensee under Article 2 above shall terminate; provided, however, that upon expiration of this Agreement, the licenses granted in Sections 2.2 and 2.3 shall survive and become irrevocable,

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perpetual, royalty-free and fully paid up. Licensee agrees to, promptly upon earlier termination (but not expiration) of this Agreement, deliver to WU all originals, copies, reproductions and summaries of all Tangible Research Property, Technical Information and WU’s Confidential Information, and WU likewise agrees to deliver to Licensee all originals, copies, reproductions and summaries of all Licensee’s Confidential Information promptly upon earlier termination of this Agreement, in each instance in the format in which it exists at the time of earlier termination of this Agreement, or in another mutually agreed format. Within ten (10) days after earlier termination (but not expiration) of this Agreement for any reason whatsoever, Licensee agrees to deliver a written report to WU of all Licensed Products in inventory. If this Agreement terminates before the expiration of the last-to-expire of the Patent Rights, then, upon the termination of this Agreement, Licensee agrees (a) to immediately discontinue the exportation of Licensed Products arising from the use of Patent Rights, Technical Information or Tangible Research Property that were made in the Territory, (b) to immediately discontinue the manufacture, Sale and distribution of the Licensed Products arising from the use of Patent Rights, Technical Information or Tangible Research Property in the Territory, (c) to immediately destroy all Licensed Products arising from the use of Patent Rights, Technical information or Tangible Research Property in inventory, and (d) not to manufacture, sell and/or distribute Licensed Products in the Territory until the expiration of the Term. Further, upon such termination, Licensee shall cease all use of the Patent Rights, Technical Information or Tangible Research Property.

13.6 Effect of Expiration or Earlier Termination. For the avoidance of doubt, the expiration or earlier termination of this Agreement shall not relieve Licensee of its obligation to account for and make payment to WU of any amount due hereunder that accrued during the Term, including, without limitation, any royalties and amounts under Sections 9.2 and 13.2 above.

14. Disclaimer and Limitation of Liability.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EVERYTHING PROVIDED BY WU UNDER THIS AGREEMENT IS UNDERSTOOD TO BE EXPERIMENTAL IN NATURE, MAY HAVE HAZARDOUS PROPERTIES, AND, EXCEPT AS SET FORTH IN SECTION 8, IS PROVIDED WITHOUT ANY WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF ANY THIRD-PARTY PATENT, TRADEMARK, COPYRIGHT OR ANY OTHER THIRD-PARTY RIGHT. WU MAKES NO WARRANTIES REGARDING THE QUALITY, ACCURACY, COMMERCIAL VIABILITY OR ANY OTHER ASPECT OF ITS PERFORMANCE PURSUANT TO THIS AGREEMENT OR REGARDING THE PERFORMANCE, VALIDITY, SAFETY, EFFICACY OR COMMERCIAL VIABILITY OF ANYTHING PROVIDED BY WU UNDER THIS AGREEMENT. LICENSEE DOES NOT WARRANT THAT ANY LICENSED PRODUCT WILL BE SUCCESSFULLY DEVELOPED, APPROVED OR COMMERCIALIZED OR THAT ANY SALE OR LEVEL OF SALES WILL BE ACHIEVED PROVIDED THAT THE FOREGOING DISCLAIMER SHALL NOT RELIEVE OR WAIVE LICENSEE’S DILIGENCE OBLIGATIONS UNDER THIS AGREEMENT. EXCEPT FOR THEIR RESPECTIVE INDEMNITY OBLIGATIONS, IN NO EVENT SHALL WU OR LICENSEE BE LIABLE FOR ANY INDIRECT, SPECIAL OR

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CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, WHETHER IN BREACH OF CONTRACT, TORT OR OTHERWISE, EVEN IF THE PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR THEIR RESPECTIVE INDEMNITY OBLIGATIONS, EACH OF WU’S AND LICENSEE’S AGGREGATE LIABILITY TO THE OTHER UNDER THIS AGREEMENT SHALL NOT EXCEED THE PAYMENTS MADE OR PAYMENTS DUE UNDER THIS AGREEMENT, RESPECTIVELY.

15. General Provisions.

15.1 Import/Export Controls. In performing their respective obligations under the Agreement, the parties will comply with United States export control and asset control laws, regulations, and orders, as they may be amended from time to time, applicable to the export or re-export of goods or services, including software, processes, or technical data. Such regulations include without limitation the Export Administration Regulations (“EAR”), International Traffic in Arms Regulations (“ITAR”), and regulations and orders administered by the Treasury Department’s Office of Foreign Assets Control (collectively, “Export Control Laws”). WU is not transferring any information or material outside of the United States under this Agreement and is providing no representation regarding the export control status or classification of any information or materials provided hereunder.

15.2 Entire Agreement; Amendment. This Agreement embodies the entire understanding of the parties and supersedes all other past and present communications and agreements relating to the subject matter. No amendment or modification of this Agreement shall be valid unless made in writing and signed by authorized representatives of both parties.

15.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, other than its rules or procedures involving conflicts of laws.

15.4 Survival. Each provision of this Agreement that would by its nature or terms survive, shall survive any termination or expiration of this Agreement, regardless of the cause. Such provisions include, without limitation, Sections 1, 2.7(b), 2.9.3, 7, 8.2, 8.3, 9.4, 11, 12, 13.2, 13.5, 13.6, 14, 15.3, 15.4, 15.11, 15.13 and 15.14.

15.5 Notices. Notices delivered pursuant to this Agreement shall be to the following contacts or other addresses provided in accordance with this Section 15.5 and are effective on the next business day if sent by a nationally recognized commercial carrier’s overnight delivery service, or when received if sent otherwise:

Office of Technology Management

Attention: Director

Washington University in St. Louis

660 South Euclid Avenue, CB 8013

St. Louis, MO 63110

SAGE Therapeutics, Inc.

Attention: CEO

215 First Street, 2nd Floor

Cambridge, MA 02142

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15.6 Assignment. This Agreement is binding upon and inures to the benefit of the parties and their successors, but this Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that Licensee may assign this entire Agreement, without WU’s consent, to an Affiliate or to a Third Party that acquires all or substantially all of Licensee’s business or assets to which this Agreement relates through merger, sale, acquisition or otherwise; provided, further, that the successor agrees in writing to assume all the obligations and liabilities of Licensee to WU hereunder.

15.7 Construction. The recitals and Preamble to this Agreement are hereby incorporated as an integral part of this Agreement as if restated herein in full. Headings are included for convenience and reference only and are not incorporated as an integral part of this Agreement. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and as executed shall constitute one agreement, binding on both parties, even though both parties do not sign the same counterpart.

15.8 Relationship of the Parties. Each party is an independent contractor and not a partner or agent of the other party. This Agreement will not be interpreted or construed as creating or evidencing any partnership or agency between the parties or as imposing any partnership or agency obligation or liability upon either party. Further, neither party is authorized to, and will not, enter into or incur any agreement, contract, commitment, obligation or liability in the name of or otherwise on behalf of the other party.

15.9 Severability. If any provision in this Agreement is held invalid, illegal, or unenforceable in any respect, such holding shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if it had never contained the invalid, illegal, or unenforceable provisions.

15.10 Remedies. The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement, or to exercise any right or remedy under this Agreement will not be interpreted or construed as a waiver or relinquishment of that party’s right to assert or rely upon any such provision, right or remedy in that or any other instance; rather, the same will be and remain in full force and effect. All rights and remedies under this Agreement are cumulative of every other such right or remedy and may be exercised concurrently or separately from time-to-time.

15.11 Use of Names. Neither party may use the trademarks or name of the other party or its employees for any commercial, advertisement, or promotional purposes without the prior written consent of the other with WU acting through an authorized corporate officer. If either party is required by law, governmental regulation, or its own authorship or conflict of interest policies to disclose its relationship with the other party, including, but not limited to, in SEC filings, scientific publications or grant submissions, it shall provide the other party with a copy of the disclosure.

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15.12 Force Majeure. Neither WU nor Licensee will be liable for failure of or delay in performing obligations set forth in this Agreement, and neither will be deemed in breach of its obligations, other than for payments, if such failure or delay is due to natural disasters or other causes reasonably beyond the control of a party and reasonable notice of the delay is provided to the other party.

15.13 WU Personnel. Licensee and WU agree that for all WU faculty or staff members who serve Licensee in the capacity of consultant, officer, employee, board member, advisor, or otherwise through a personal relationship with Licensee (a “Consultant”) (a) such Consultant shall serve the Licensee in his or her individual capacity, as an independent contractor, and not as an agent, employee or representative of WU; (b) WU exercises no authority or control over such Consultant while acting in such capacity; (c) WU receives no benefit from such activity; (d) neither Licensee nor the Consultant may use WU resources in the course of such service and, as long as WU resources are not used, WU shall not own any result of Consultant’s work; (e) WU makes no representations or warranties regarding such service and otherwise assumes no liability or obligation in connection with any such work or service undertaken by such Consultant; and (f) any breach, error, or omission by a Consultant acting in the capacity set forth in this paragraph shall not be imputed or otherwise attributed to WU, and shall not constitute a breach of this Agreement by WU.

15.14 Further Acts. Each party shall, at the reasonable request of the other, execute and deliver to the other such instruments and/or documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

15.15 Impact on Tax-Exempt Status. WU advises (a) that it is exempt from federal income tax under Section 501(c) (3) of the Internal Revenue Code, (b) that maintenance of such exempt status is of critical importance to WU and to its members, and (c) that WU has entered into this Agreement with the expectation that there will be no adverse impact on its tax exempt status. As such, and if it becomes necessary, the parties agree to amend, modify or reform this Agreement as necessary (i) in order to ensure that there is no material adverse impact on WU’s tax exempt status, and (ii) in a manner that preserves the economic terms of the Agreement as such are set forth in this Agreement.

[Signature page follows]

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The signatures of the undersigned indicate that they have read, understand and agree with the terms of this Agreement and have the authority to execute this Agreement on behalf of their represented party and to bind their party to all the terms of this Agreement.

Signature:	/s/ Evan Kharasch
Date: November 12, 2013
By: Evan Kharasch
Title: Vice Chancellor for Research

SAGE THERAPEUTICS, INC.

Signature:	/s/ Jeff Jonas
Date: November 20, 2013
By: Jeff Jonas
Title: President and CEO

Read and Understood

/s/ Douglas Covey
Dr. Douglas Covey
WU Principal Investigator

Date: November 14, 2013

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

Exhibit A

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A-1

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Exhibit B

Certain Patent Rights

[…***…]

B-1

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Exhibit C

Sublicense Agreement Provisions

Sublicensee agrees to indemnify and hold harmless WU Indemnitees to the same extent and under terms no less favorable to WU Indemnitees as Licensee’s obligations under Article 11 of this Agreement.

Sublicensee agrees to maintain insurance for WU’s benefit to the same extent and under terms no less favorable to WU as Licensee’s obligations under Article 12 of this Agreement.

Sublicensee agrees to maintain books and records and allow audits for WU’s benefit to the same extent and under terms no less favorable to WU as Licensee’s obligations under this Agreement.

If a bankruptcy proceeding is filed by Licensee or a bankruptcy proceeding is filed against Licensee and is not dismissed within sixty (60) days or Licensee suffers the appointment of a receiver, receiver and manager, or administrative receiver of the whole or any substantial portion of its assets or business, and this Agreement and the Sublicense both remain in effect, amounts then or thereafter due to Licensee under the Sublicense that arc payable by Licensee to WU under the Agreement will, upon notice from WU to any Sublicensee, become directly due and owing to WU for the account of Licensee. WU will remit to Licensee any amounts received that exceed the sum actually owed by Licensee to WU under this Agreement in connection with the Sublicense.

Washington University is a third party beneficiary of the Sublicense. Accordingly, Washington University may enforce the Sublicense against Sublicensee to the same extent as Licensee.

C-1

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Exhibit D

Capitalization Table

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D-1

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Exhibit E

Special Licensed Product Molecule

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E-1